Exhibit 10.3

Williams Industrial Services Group Inc.

October 10, 2018

Matthew Petrizzo
Williams Industrial Services Group Inc.
Point Pleasant Beach, NJ 08742

Sent via emai to: petrizzo2@gmail.com

Dear Matt:

On behalf of Williams Industrial Service Group Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President, Operations--Energy and Industrial within our organization. We look forward to you working with us to achieve continued success for the Company. In this position, you will report directly to me.

The details of our employment offer are outlined below:

Start Date:	November 5, 2018

Location:	Tucker, GA

Annual Base Salary:	$300,000

Short-Term Incentive:

You shall be eligible to participate in the Company’s short-term incentive (“STI”) program. Your “target” STI opportunity shall be 50% of your annual base salary, with a maximum of 100% of your annual base salary. Performance under the 2018 STI program shall be prorated based on the effective date of this letter (the “Start Date”). Your payment under the STI program shall be based on the extent to which certain predetermined performance objectives established by the Company have been achieved for that year. Performance objectives will include a mix of Company-wide financial goals and non-financial goals. You must be actively employed by the Company at the time of the payout to be eligible for a STI payment for any fiscal year.

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Williams Industrial Services Group Inc.

Long Term Incentive:

For 2018, you shall be granted an award of 100,000 restricted share units of the Company’s common stock, 50% of which shall be subject to time-based vesting conditions and 50% of which shall be subject to performance-based vesting conditions. Time-based awards shall vest in three equal ratable tranches on March 31, 2019, March 31, 2020, and March 31, 2021 given your continued employment with the Company. Performance-based awards are subject to vesting upon achievement of a trading price per share greater than or equal to $5.00 for any period of 30 consecutive trading days before June 30, 2021.

Relocation/Travel Expenses:

The Company shall allow you to submit reimbursement for reasonable expenses incurred in traveling to and from the Atlanta area, including rental cars, meals and hotels, consistent with applicable Company policies and procedures. The parties will discuss by October 31, 2019 whether to have you maintain an apartment in, or relocate permanently to, the Atlanta area. In the event of a permanent relocation, the Company shall offer you its standard relocation package for executive level employees then in effect. Alternatively, the Company shall reimburse you for your reasonable expenses in renting an apartment in the Atlanta, GA area, the related utilities, and renting furnishings for such apartment, in each case as approved.

Vacation:	You will be eligible to begin accruing four (4) weeks of vacation upon your Start Date.

Benefits:

As a full-time employee, you shall be eligible to participate in all welfare, perquisites, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its, in each case as amended from time to time. In this regard, the Company has contracted with BlueCross BlueShield for medical/dental, Eyemed for vision and Wageworks for guaranteed group and employee voluntary life coverage as well as Short Term and Long Term Disability, WageWorks for our Health and Dependent Care flexible account administration, and Fidelity for our Retirement Savings Plan. We have included a summary of the Company’s benefits guide with this letter.

The Company offers a 50% match on your own deferrals up to 8% under the Retirement Savings Plan. The maximum match is 4%. You shall be eligible to participate in the Company’s Retirement Savings Plan immediately upon hire. You shall be eligible for the Company

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Williams Industrial Services Group Inc.

match on the first paycheck of the first calendar quarter, following 6 months of employment.

Severance:

Your severance arrangement shall equal continued annual base salary for a 6 month period in the event that your employment is terminated without “Cause”, as defined below, within 6 months of the Start Date. Should your employment terminate without Cause any time after 6 months of employment of the Start Date, you shall receive continued annual base salary for a 12 month period. You shall also receive your earned STI payout for the prior fiscal year, if not yet paid. If you are terminated without Cause on or after April 1 of a year, you will be paid a pro-rated STI for the year of termination, based on the company’s final performance against plan.

In addition, should your employment terminate without Cause within 6 months of the Start Date, the Company shall subsidize the cost of your Medical and Dental Employee and Employer Premiums for 6 months, less applicable taxes. Should your employment terminate without Cause after 6 months of employment of the Start Date, the Company shall subsidize the cost of your Medical and Dental Employee and Employer Premiums for 12 months, less applicable taxes. You shall also accelerate vesting in outstanding equity on a pro-rata basis, given that your employment is terminated without Cause.

Should your employment terminate due to a Change in Control (as defined in our Long-Term Incentive Plan), you shall receive continued annual base salary for a 12 month period. The Company shall also subsidize the cost of your Medical and Dental Employee and Employer Premiums for 12 months, less applicable taxes, along with a target STI payout without pro-ration. You shall also fully vest in all outstanding equity, without pro-ration, with any performance objectives deemed satisfied at the target level.

For purposes of this letter, “Cause” as a reason for the termination of your employment means (a) your continued failure to meet deadlines or perform substantially your duties with the Company or any of its affiliates or your disregard of the directives of your supervisor (in each case other than any such failure resulting from any medically determined physical or mental impairment); (b) willful material misrepresentation at any time by you to the Company or an affiliate; (c) your commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its affiliates or their respective businesses or operations; (d) your conviction, guilty plea or plea of nolo contendere for any crime involving dishonesty or for any felony; (e) your material breach of any fiduciary duties of loyalty

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or care to the Company or any of its affiliates or your material violation of the Company’s Code of Business Conduct and Ethics or any other Company policy, as the same may be amended from time to time; (f) your illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company’s business or financial condition; (g) excessive absenteeism; or (h) your breach of your obligations under the provisions of any separately executed agreements with the Company or an affiliate, the terms of which restrict (i) your ability to solicit customers of the Company or an affiliate, (ii) your ability to solicit employees of the Company or an affiliate, (iii) your ability to use or disclose confidential information or trade secrets of the Company or an affiliate, or (iv) the ownership of works.

Your employment with the Company is contingent on the receipt of a favorable drug screening and background check, which includes a criminal check and confirmation of references.

As a condition of your employment and continued employment at the Company, you are and will be required at all times to comply with the Company’s policies and rules, including, but not limited to the policies and rules regarding trade secrets, intellectual property, confidential information, the non- solicitation of employees, non-competition restrictions and the Company’s Code of Business Conduct and Ethics. In this regard, this offer of employment is contingent upon you signing a non-solicit agreement in a form to be provided by the Company, on or prior to your Start Date. The post-employment term of such non-solicit agreement shall be limited to no longer than twelve (12) months and the restrictions on soliciting customers shall generally apply only to those customers you had material contact with during your employment with the Company.

You have represented to us that you do not have a non-compete or a non-solicitation agreement (customers, employees or both) with a current or former employer. The Company is relying on that representation in making this offer of employment to you. In the event that this representation is untrue, or in the event that you have mistakenly advised the Company regarding your obligations to your prior employer, the Company reserves the right to revoke or rescind this offer, and to terminate your employment if you have already become employed at the Company, without penalty. As a condition of your employment at the Company, you are required, at all times, to not use or disclose the confidential and/or proprietary information of your prior employer.

The Company is excited about you joining us and looks forward to a beneficial and productive relationship. Nevertheless, please note that this offer letter is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment and the Company likewise may terminate your employment, at any time, for any reason, with or without cause or notice. Any prior oral or written representations to the contrary are void.

Once again, I am pleased to extend this offer of employment. Should you have any questions regarding your employment with the Company, please do not hesitate to contact me.

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Williams Industrial Services Group Inc.

Sincerely,

/s/ Tracy D. Pagliara

Tracy D. Pagliara
President and CEO

By signing below, I accept the employment offer as set forth above and represent and warrant to the Company as follows:

I am not a party to any non-compete or a non-solicitation agreement (customers, employees or both) with a current or former employer and I understand and acknowledge that the Company is relying on that representation in making this offer of employment to me.

I have disclosed to the Company in writing all material threatened, pending, or actual claims against me that are unresolved and still outstanding as of the Start Date, in each case of which I am aware, resulting or arising from my service with my current employer (or any other previous employer) or my membership on any boards of directors.

I consent and acknowledge the need for a drug screening and background check, which includes a criminal check and confirmation of references.

I understand and acknowledge that this offer is for a full-time regular position and that no other outside employment will pose a conflict or interfere with my ability to fulfill the job responsibilities as required.

I understand and acknowledge the details of this agreement.

/s/ Matt J Petrizzo	10/11/18
Matt Petrizzo	Date

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